                                                                    EXHIBIT 99.1

                                                                            NEWS

                                                           [GOLDEN TELECOM LOGO]

FOR IMMEDIATE RELEASE


        GOLDEN TELECOM RESULTS JUMP; POSITIVE OUTLOOK IS ISSUED FOR 2003

MOSCOW, RUSSIA (NOVEMBER 4, 2002) -- Golden Telecom, Inc. (NASDAQ: "GLDN") reports today 25% revenue growth year over year for the third quarter of 2002 and 89% growth in EBITDA(1) for the same period. The third quarter results reflect the closure of the acquisition of Sovintel. The Company treats Sovintel as a 50% equity investment up to September 16, 2002 and as a consolidated entity thereafter.

The results of the third quarter represent a combination of organic growth and the impact of consolidating Sovintel from mid-September. In order to provide clarity to growth in the underlying businesses, revenues and EBITDA(1) are presented on both a consolidated and pro-forma combined basis. Combined revenues and EBITDA(1) include the results of 100% of Sovintel and a number of non-consolidated regional joint ventures for all periods referenced.

Here are some of the highlights for the third quarter 2002 vs. third quarter of 2001:

o        CONSOLIDATED REVENUES OF $46.3 MILLION - UP 25%

o        CONSOLIDATED EBITDA(1) OF $14.0 MILLION - UP 89%

o        COMBINED REVENUES OF $76.2 MILLION - UP 20%

o        COMBINED EBITDA(1) OF $25.8 MILLION - UP 38%

"As we proceed with the merger of TeleRoss and Sovintel, these companies are increasingly operating as a single entity," said Alexander Vinogradov, President and CEO of Golden Telecom. "We worked intensively through the year in preparation for the alignment and integration of the operations of TeleRoss and Sovintel. Now we are eager to demonstrate to our customers and to the market the competitive strength of the combined entity."

The Company issued approximately 4.0 million shares of common stock valued at $12.59 per share and undertook to pay cash consideration of $56.0 million in order to acquire 50% of Sovintel from Rostelecom. As a result, Rostelecom now holds approximately 15% of the Company's outstanding common stock of approximately 26.8 million shares.

"The Sovintel acquisition represents excellent value for our shareholders," said David Stewart, Chief Financial Officer of Golden Telecom. "The full impact of Sovintel's revenue and profitability will be reflected from the fourth quarter of this year. We are looking to end 2003 with consolidated revenue of $320-$340 million, EBITDA1 of $100-$120 million, and capital expenditure of $55-$65 million."

Mr. Vinogradov added, "In addition to the Sovintel acquisition, we achieved two other important milestones this quarter. First, we merged our existing operations in Nizhny Novgorod to create the leading corporate telecommunications provider in Russia's third largest city. This market is significantly less developed than the Moscow market and we anticipate very strong growth next year from this entity. Second, we acquired the remaining 31% stake in Golden Telecom Ukraine and became the sole owner of our Ukrainian operations."

MORE THIRD QUARTER 2002 RESULTS:

Consolidated revenues were $46.3 million - up 25% compared to the third quarter of 2001, and up 18% compared to the second quarter of this year. Combined revenues were $76.2 million - up 20% compared to the third quarter of 2001 and up 9% compared to the second quarter of this year.

CLEC business line consolidated revenues were $19.7 million up 61% compared to the third quarter of 2001, and up 73% compared to the previous quarter. On a combined basis, CLEC revenues were $49.9 million - up 24% compared to the third quarter of 2001 and up 17% compared to the second quarter this year. The impact of consolidating Sovintel's results from September 17, 2002 was $5.8 million. The consolidation of Sovintel affects only the CLEC line of business.

Data and Internet business line consolidated revenues were $19.2 million - up 16% compared to the third quarter of 2001, but down 4% compared to the previous quarter. Deterioration in revenue compared to the last quarter was driven largely by the bankruptcy of KPNQwest.

Internet subscribers increased to 191,707 - up 21% from 158,434 subscribers at the end of the third quarter of 2001, and up 5% compared to the previous quarter.

Consolidated Long Distance business line revenues were $4.6 million - down 6% compared to the third quarter of 2001 mainly due to continuing tariff reduction, but level compared to previous quarter.

Consolidated Mobile Services revenues were $3.3 million - down 11% compared with the third quarter of 2001 mainly due to a reduction in the number of cellular subscribers, but level compared to the previous quarter.

Consolidated EBITDA(1) was $14.0 million - up 89% from $7.4 million in the third quarter of 2001, and up 23% compared to the previous quarter. The impact of consolidating Sovintel's results from September 17, 2002 on EBITDA(1) was $2.2 million. Consolidated EBITDA(1), as a percentage of consolidated revenue was 30%, up from 20% in the third quarter of 2001, and up from 29% in the previous quarter. The year over year increase is largely the result of our continuing effort to control costs.

Net income for the third quarter was $7.8 million compared to a net loss of $1.9 million in the third quarter of 2001 and compared to net income of $2.8 million reported in the previous quarter. The year over year improvement was due in part to the effects of new US accounting standards for goodwill and intangible assets that became effective and were adopted by the company from January 1, 2002 and also in part to reduced depreciation and amortization due to the impairment of assets in the fourth quarter of 2001. Net income for the second quarter was adversely impacted by the writing down of the balance of our investment in MCT Corp., of $4.1 million.

Net income per common share on a fully diluted basis in the third quarter of 2002 was $0.32 compared to a net loss of $0.08 for the third quarter of 2001. The diluted weighted average number of shares outstanding in the third quarter of 2002 was 24.7 million compared to 22.9 million in the third quarter of 2001.

Golden Telecom closed the third quarter of 2002 with a total of $65.5 million in consolidated cash. On September 25, 2002 a subsidiary of Golden Telecom entered into a secured $30.0 million credit facility with ZAO Citibank in Moscow. It is anticipated that the subsidiary will draw upon the facility in the fourth quarter to retire a portion of the $46 million promissory note issued to Rostelecom in connection with Sovintel acquisition. Given this intent and ability to refinance a portion of the promissory note, $30.0 million has been classified as Long-term debt in the condensed, consolidated balance sheet attached.

The Company holds approximately 2.3 million shares of common stock as treasury stock and intends to cancel these shares in the fourth quarter of 2002.

In accordance with SEC rules and regulations, prior to November 15, 2002, the Company will file with the SEC financial statements on a pro-forma basis, reflecting the results of operations and other necessary adjustments as if Sovintel had been consolidated from January 1, 2001.


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

ABOUT GOLDEN TELECOM (www.goldentelecom.ru)

Golden Telecom, Inc., NASDAQ: "GLDN" is a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States
(CIS). The company offers competitive local exchange carrier services using its overlay network in Moscow, Kiev, St. Petersburg and Nizhny Novgorod; data and long-distance services using a fiber optic and satellite-based network - including approximately 149 combined access points in Russia and other countries of the CIS; dedicated and dial-up Internet access to businesses and consumers; Internet content through numerous web brands powered by its ROL portal; and mobile services.

Statements made in this press release, including anticipated 2003 revenues, EBITDA(1), and capital expenditure, the potential merger of Sovintel and Teleross, and expected growth rates in Nizhny Novgorod, are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. It is important to note that such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Such risks and uncertainties include, but are not limited to, political, economic and regulatory developments in Russia and Ukraine and increasing competition that may limit growth opportunities. Additional information concerning factors that could cause results to differ materially from those in the forward looking statements is contained in the Company's filings with the U.S. Securities and Exchange Commission including the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2002 and the Company's annual report on Form 10-K for the year ended December 31, 2001.


FOR MORE INFORMATION, CONTACT:
PUBLIC RELATIONS:
Anna Chin Ga Pin
e-mail: achin@sovintel.net
tel.: +7-501-797-9300; fax: +7-501-797-9332

INVESTOR RELATIONS:
Nikolay Tokarev
e-mail: ntokarev@gti.ru
tel.: +7-501-797-9300; fax: +7-501-797-9331
www.goldentelecom.ru




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


                              Golden Telecom, Inc.
          Condensed, Consolidated Statements of Operations (unaudited)
                  (Amounts in millions, except per share data)

                                                             Three Months Ended:         Nine Months Ended:
                                                          ------------------------    ------------------------
                                                            9/30/01       9/30/02       9/30/01       9/30/02
                                                          ----------    ----------    ----------    ----------

Revenues                                                  $     37.0    $     46.3    $    103.3    $    121.9
Operating costs and expenses:
    Access and network services                                 16.9          21.5          47.6          54.5
    Selling, general and administrative                         12.8          10.8          38.3          30.7
                                                          ----------    ----------    ----------    ----------

EBITDA(1)                                                        7.3          14.0          17.4          36.7

    Depreciation and amortization                               10.5           7.3          30.6          19.6
                                                          ----------    ----------    ----------    ----------
Income/(loss) from operations                                   (3.2)          6.7         (13.2)         17.1

Other income/(expense):
    Equity in earnings/(losses) of ventures                      2.4           3.3           5.2           3.8
    Foreign currency losses                                     (0.1)         (0.1)         (0.4)          (.6)
    Interest income/(expense), net                                --          (0.2)          1.2          (0.3)
    Minority interest                                             --          (0.2)           --          (0.4)
                                                          ----------    ----------    ----------    ----------

       Total other income/(expense)                              2.3           2.8           6.0           2.5

Income/(loss) before income taxes                               (0.9)          9.5          (7.2)         19.6
Income taxes                                                     1.0           1.7           2.1           3.8
                                                          ----------    ----------    ----------    ----------
Income/(loss) before cumulative effect of a
change in accounting principle                            $     (1.9)   $      7.8    $     (9.3)   $     15.8

Cumulative effect of a change in accounting
principle                                                         --            --            --           1.0
                                                          ----------    ----------    ----------    ----------

Net Income/(loss)                                         $     (1.9)   $      7.8    $     (9.3)   $     16.8
                                                          ==========    ==========    ==========    ==========

Basic earnings/(loss) per share of common stock:
    Income/(loss) before cumulative effect of a
    change in accounting principle                        $    (0.08)   $     0.32    $    (0.39)   $     0.69
    Cumulative effect of a change in accounting
    principle                                                     --            --            --          0.04
                                                          ----------    ----------    ----------    ----------
Basic earnings/(loss) per share                           $    (0.08)   $     0.32    $    (0.39)   $     0.73
                                                          ==========    ==========    ==========    ==========

Weighted average common shares - basic                          22.9          24.3          24.0          23.2
                                                          ----------    ----------    ----------    ----------

Diluted earnings/(loss) per share of common stock:
    Income/(loss) before cumulative effect of a
    change in accounting principle                        $    (0.08)   $     0.32    $    (0.39)   $     0.67
    Cumulative effect of a change in accounting
    principle                                                     --            --            --          0.04
                                                          ----------    ----------    ----------    ----------
Diluted earnings/(loss) per share                         $    (0.08)   $     0.32    $    (0.39)   $     0.71
                                                          ==========    ==========    ==========    ==========

Weighted-average common shares - diluted                        22.9          24.7          24.0          23.6
                                                          ----------    ----------    ----------    ----------


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




                              Golden Telecom, Inc.
                     Condensed, Consolidated Balance Sheets
                              (Amounts in millions)

                                                                       12/31/01        9/30/02
                                                                       ----------    ----------
                                                                       (audited)     (unaudited)
                                                                       ----------    ----------
ASSETS
Current assets
    Cash and cash equivalents                                          $     37.4    $     65.5
    Investments held for sale                                                 9.0            --
    Accounts receivable, net                                                 21.9          47.0
    Prepaid expenses and other assets                                        16.4          22.1
                                                                       ----------    ----------
       Total current assets                                                  84.7         134.6

Property and equipment, net                                                  98.6         162.9
Goodwill, net                                                                18.7          69.5
Intangible assets, net                                                       38.4          57.7
Investments in and advances to ventures                                      46.0           0.8
Restricted cash and other assets                                             14.0          11.6
                                                                       ----------    ----------

TOTAL ASSETS                                                           $    300.4    $    437.1
                                                                       ==========    ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
    Accounts payable and accrued expenses                              $     27.3    $     52.8
    Debt maturing within one year and capital lease obligations              11.5          19.0
    Other current liabilities                                                 9.9          10.5
                                                                       ----------    ----------
       Total current liabilities                                             48.7          82.3

Long-term debt and capital lease obligations                                 10.7          38.5
Other liabilities                                                            14.2          21.9
                                                                       ----------    ----------

TOTAL LIABILITIES                                                            73.6         142.7

Minority interest                                                             6.0           2.1

SHAREHOLDERS' EQUITY
    Common stock                                                              0.2           0.3
    Treasury stock                                                          (25.0)        (25.0)
    Additional paid-in capital                                              414.4         469.0
    Accumulated deficit                                                    (168.8)       (152.0)
                                                                       ----------    ----------

TOTAL SHAREHOLDERS' EQUITY                                                  220.8         292.3
                                                                       ----------    ----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                             $    300.4    $    437.1
                                                                       ==========    ==========









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



                              Golden Telecom, Inc.
                Condensed, Consolidated Statements of Cash Flows
                              (Amounts in millions)

                                                                       Nine Months Ended:
                                                                    ------------------------
                                                                      9/30/01       9/30/02
                                                                    ----------    ----------
                                                                         (unaudited)
                                                                         ----------

NET CASH FLOW PROVIDED BY OPERATING ACTIVITIES                      $     19.1          28.8

INVESTING ACTIVITIES
        Purchase of property, equipment and intangible assets            (23.6)        (16.6)
        Acquisitions, net of cash acquired                               (34.6)         (5.4)
        Restricted cash                                                   (1.3)          1.9
        Proceeds from investments available for sale                      54.3          11.0
        Purchase of investments available for sale                          --          (2.0)
        Other investing                                                    2.2          17.0
                                                                    ----------    ----------

NET CASH (USED BY) PROVIDED BY  INVESTING ACTIVITIES                      (3.0)          5.9

FINANCING ACTIVITIES
        Proceeds from debt                                                 1.4
        Repayments of debt                                                (7.0)         (9.0)
        Purchase of treasury stock                                       (25.0)           --
        Other financing                                                   (0.3)          2.6
                                                                    ----------    ----------

NET CASH USED IN FINANCING ACTIVITIES                                    (30.9)         (6.4)

Effects of exchange rate changes on cash and cash equivalents             (0.1)         (0.2)
                                                                    ----------    ----------
Net (decrease) increase in cash and cash equivalents                     (14.9)         28.1
Cash and cash equivalents at beginning of period                          57.9          37.4
                                                                    ----------    ----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                          $     43.0    $     65.5
                                                                    ==========    ==========













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
                              Golden Telecom, Inc.
                     Line-of-Business Statistics (unaudited)
                              (Amounts in millions)

The following table presents our line of business information for the last five quarters.

                                                              CONSOLIDATED
                                                          Three months ended:
                                           ---------------------------------------------------
                                           9/30/01   12/31/01    3/31/02    6/30/02    9/30/02
                                           -------   --------    -------    -------    -------
Revenues
      CLEC                                  $12.2      $10.8      $10.7      $11.4      $19.7
      Data and Internet                      16.5       18.6       18.2       20.0       19.2
      Long distance                           4.9        4.2        4.3        4.6        4.6
      Mobile services                         3.7        3.5        3.3        3.3        3.3
      Eliminations                           (0.2)      (0.4)      (0.1)      (0.1)      (0.5)
                                            -----      -----      -----      -----      -----
         Total revenues                     $37.1      $36.7      $36.4      $39.2      $46.3

EBITDA(1)
      CLEC                                  $ 6.0      $ 4.9      $ 5.4      $ 5.2      $ 8.2
      Data and Internet                       3.0        5.4        6.2        6.0        5.5
      Long distance                           0.4        0.1        0.1       (0.2)        --
      Mobile services                         1.3        1.1        1.2        1.6        1.8
      Corporate                              (3.3)      (1.5)      (1.6)      (1.2)      (1.5)
                                            -----      -----      -----      -----      -----
         Total EBITDA(1)                    $ 7.4      $10.0      $11.3      $11.4      $14.0


                                                           PRO-FORMA COMBINED
                                                           Three months ended:
                                           ---------------------------------------------------
                                           9/30/01   12/31/01    3/31/02    6/30/02    9/30/02
                                           -------   --------    -------    -------    -------
Revenues
      CLEC                                  $40.2      $40.0      $40.6      $42.7      $49.9
      Data and Internet                      16.5       18.6       18.2       20.0       19.2
      Long distance                           4.9        4.3        4.5        4.7        5.0
      Mobile services                         3.7        3.5        3.3        3.3        3.3
      Eliminations                           (1.9)      (1.1)      (1.0)      (0.6)      (1.2)
                                            -----      -----      -----      -----      -----
         Total revenues                     $63.4      $65.3      $65.6      $70.1      $76.2

EBITDA(1)
      CLEC                                  $16.8      $16.1      $16.1      $16.4      $19.8
      Data and Internet                       3.0        5.4        6.2        6.0        5.5
      Long distance                           0.9        0.5        0.6        0.3        0.2
      Mobile services                         1.3        1.1        1.2        1.6        1.8
      Corporate                              (3.3)      (1.5)      (1.6)      (1.2)      (1.5)
                                            -----      -----      -----      -----      -----
         Total EBITDA(1)                    $18.7      $21.6      $22.5      $23.1      $25.8


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                                       7

     The following table presents selected operating data(2) related to our consolidated and non-consolidated ventures at and for the periods shown:

                                                        Three Months Ended:
                                                   -------------------------------
                                                   9/30/01     6/30/02     9/30/02
                                                   -------     -------     -------
Points of presence                                     139         148         149
Total voice minutes (millions)
      Local                                           93.1       144.6       167.0
      Domestic long distance                          70.1        79.8        92.6
      International outgoing                          38.4        45.9        55.5
      Incoming                                        66.0        70.7       101.8
Dial-up Internet access subscribers(3)             158,434     182,555     191,707
Total active cellular subscribers                   38,073      36,246      35,576
Total employees - consolidated entities              1,265       1,171       1,722
Total employees - non-consolidated entities            524         608         104


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


NOTES TO DATA FOR GOLDEN TELECOM:

1. EBITDA is earnings/(loss) from operations before interest, taxes, depreciation and amortization, impairment charge, foreign currency gains/(losses), other (expense)/income and non-recurring expenses. EBITDA is a measure of a company's performance commonly used in the telecommunications industry, but should not be construed as an alternative to operating income/(loss) determined in accordance with generally accepted accounting principles (GAAP) as an indicator of operating performance or as an alternative to cash from operating activities determined in accordance with GAAP as a measure of liquidity.

2.       MCT Corp. is not included in the operating data shown.

3. Dial-up Internet subscribers is the number of users (or logins) who have logged on to the system during the month in question, regardless of whether they are enabled or disabled at month end. It specifically excludes "on-trial" users, free users and internal users.


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